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LCC INTERNATIONAL, INC.
7925 Jones Branch Drive
McLean, VA 22102
April 28, 2006
Dear Stockholder:
      You are cordially invited to attend the 2006 annual meeting of stockholders of LCC International, Inc. to be held on Wednesday, May 24, 2006 at 10:00 a.m., Eastern Time, at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102.
      At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of seven members of the board of directors; (ii) the ratification of the appointment of KPMG LLP as our Registered Public Accounting Firm for the fiscal year ending 2006; and (iii) any other business as may properly come before the meeting or any adjournments thereof. The official notice of meeting, proxy statement and form of revocable proxy and our Annual Report on Form 10-K are included with this letter. The matters listed in the notice of meeting are described in detail in the proxy statement.
      Regardless of your plans for attending in person, it is important that your shares be represented and voted at the 2006 annual meeting. Accordingly, you are urged to complete, sign and mail the enclosed revocable proxy as soon as possible.

Sincerely,

DEAN J. DOUGLAS
President and Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT Annual Meeting of Stockholders
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
MATTERS TO BE ACTED ON
ELECTION OF DIRECTORS
MANAGEMENT
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* Among LCC International, Inc., the NASDAQ Stock Market (U.S.) Index and a Peer Group
BENEFICIAL OWNERSHIP OF COMMON STOCK
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS (Proposal 2)
DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN PROXY MATERIALS FOR 2007 ANNUAL MEETING
OTHER BUSINESS TO BE TRANSACTED
LCC INTERNATIONAL, INC.
7925 Jones Branch Drive
McLean, Virginia 22102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2006
      NOTICE IS HEREBY GIVEN that the 2006 annual meeting of stockholders (the “annual meeting”) of LCC International, Inc. will be held on Wednesday, May 24, 2006 at 10:00 a.m., Eastern Time, at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, to consider and act upon the following proposals:

1. To elect seven members of the board of directors;

2. To ratify the appointment of KPMG LLP as our Registered Public Accounting Firm for the fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the annual meeting or any adjournments thereof.
      The board of directors has fixed the close of business on March 30, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only holders of class A common stock and class B common stock of record at the close of business on the record date will be entitled to notice of and to vote at the annual meeting or any adjournments thereof. A list of our stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days before the annual meeting at our offices.

By Order of the Board of Directors,

PETER A. DELISO
Secretary
McLean, Virginia
April 28, 2006

LCC INTERNATIONAL, INC.
7925 Jones Branch Drive
McLean, Virginia 22102
PROXY STATEMENT
Annual Meeting of Stockholders
May 24, 2006
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
      This proxy statement and the accompanying notice of annual meeting and form of revocable proxy are being furnished, on or about April 28, 2006, to the stockholders of LCC International, Inc. (referred to in this proxy statement as “we,” “our,” “company,” “us” or “LCC”), in connection with the solicitation of proxies by our board of directors to be used at the 2006 annual meeting of stockholders of LCC (referred to in this proxy statement as the “annual meeting”) to be held on Wednesday, May 24, 2006 at 10:00 a.m., Eastern Time, at our offices at 7925 Jones Branch Drive, McLean, Virginia 22102, and any adjournment thereof.
      The purpose of the annual meeting is to (i) elect seven members of the board of directors; (ii) ratify the appointment of KPMG LLP as our Registered Public Accounting Firm for the fiscal year ending December 31, 2006; and (iii) transact such other business as may properly come before the annual meeting or any adjournments thereof.
      If the enclosed form of proxy is properly executed and returned to us in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions thereon. Executed but unmarked proxies will be voted: (i) FOR the election of seven directors to the board of directors and (ii) FOR the ratification of the appointment of KPMG LLP as our Registered Public Accounting Firm. If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. We are not aware of any such matters that are proposed to be presented at our annual meeting.
      The cost of soliciting proxies in the form enclosed herewith will be borne entirely by us. We have retained D.F. King & Co., Inc. to solicit proxies by use of the mails on our behalf for a fee of approximately $3,500. In addition, proxies may be solicited by our directors, officers and regular employees, without extra renumeration, by personal interviews, telephone, telegraph or otherwise. We will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.
      The securities which can be voted at the annual meeting consist of shares of our class A common stock and class B common stock (collectively referred to as the “common stock”). Each outstanding share of class A common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. Each outstanding share of class B common stock entitles its owner to ten votes on each matter as to which a vote is taken at the annual meeting. The close of business on March 30, 2006 has been fixed by the board of directors as the record date for determination of stockholders entitled to vote at the annual meeting. The number of shares of class A common stock and class B common stock outstanding and entitled to vote on the record date was 20,474,363 and 4,427,577 respectively. The presence, in person or by proxy, of shares of common stock issued and outstanding and constituting at least a majority of the votes entitled to vote on the record date is necessary to constitute a quorum at the annual meeting. Stockholders’ votes will be tabulated by our assistant general counsel and chief financial officer, who have been appointed by the board of directors to act as inspectors of election for the annual meeting. Under Delaware corporate law and our amended and restated bylaws, directors are elected by a plurality of votes cast by the shares present (in person or by proxy) and entitled to vote. Unless otherwise required by law or our restated certificate of incorporation or amended and restated bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Shares of our common stock represented by proxies that are marked “abstain” or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but none of the shares represented by these proxies will be counted for the purpose of determining the number of votes cast at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner.
      The presence of a stockholder at the annual meeting will not automatically revoke the stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by (i) filing with our secretary a written notice of revocation, (ii) delivering to us a duly executed proxy bearing a later date or (iii) attending the annual meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

MATTERS TO BE ACTED ON
ELECTION OF DIRECTORS
(Proposal 1)
      The entire board of directors consists of eight members. At the annual meeting, seven directors will be elected, each to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or until such director’s earlier death, resignation or removal. One seat on the board of directors will remain vacant. No decision has yet been made as to whether to fill this vacancy. Stockholders do not have cumulative voting rights and therefore, proxies cannot be voted for a greater number of persons than the nominees named in the proxy.
      Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote FOR the election as directors the persons named below as nominees. Directors will be elected by a plurality vote.
The board of directors recommends a vote FOR the election of its nominees for directors.
Information as to Nominees
      Set forth below is certain information with respect to the nominees of the board of directors for election as directors at the annual meeting.

Name	Age	Position	Director Since

Julie A. Dobson	49	Chairperson of the Board of Directors	2003
Dean J. Douglas	48	Director	2005
Mark D. Ein	41	Director	1994
Richard J. Lombardi	64	Director	2005
Susan Ness	57	Director	2001
Dr. Rajendra Singh	51	Director	1983
Neera Singh	47	Director	1983
      Julie A. Dobson has served as the chairperson of the board of directors since March 2005 and has been a director since July 2003. Ms. Dobson is a member of our audit committee and our compensation committee. Since 2002, Ms. Dobson has served as the chairperson of TeleBright Corp., a company that develops software and tools for telecom services. From July 1998 until February 2002, Ms. Dobson was chief operating officer of TeleCorp PCS, Inc., a wireless telecommunications provider. Ms. Dobson joined TeleCorp PCS as a start-up and was responsible for all aspects of operations and participated in raising debt and equity financing, until AT&T Wireless purchased the company in February 2002. Ms. Dobson spent 18 years with Bell Atlantic Corporation, a telecommunications company, where she held various positions in several of its domestic and international business units, including serving as president, New York region of Bell Atlantic Mobile (formerly Bell Atlantic Corp and now known as Verizon Wireless), from October 1997 through July 1998, vice president, strategic planning and business development, Bell Atlantic Enterprises Corporation from 1996 to 1997, and president and chief executive officer, Bell Atlantic Business Systems, International from 1993 to 1996. Ms. Dobson also serves on the board of directors of PNM Resources, Inc., a holding company of energy and energy-related companies, and Safeguard Scientifics, Inc., a holding company for information technology companies.
      Dean J. Douglas has been a director since October 2005. He has been the president and chief executive officer of the company since October 4, 2005. From 2002 to 2005 Mr. Douglas served as vice president, Communications and Distribution Sectors, IBM Global Services, a business segment of International Business Machines (“IBM”). In that position, Mr. Douglas was responsible for the outsourcing, out-tasking and business transformation services businesses for the telecommunications industry in the Americas, where his clients included most of the major telecommunications carriers. From 2000 to 2002, Mr. Douglas served as the general manager, Wireless Services of IBM Global Services. Prior to joining IBM in 2000, Mr. Douglas served in various capacities in the Cellular Infrastructure Group and the Land Mobile Products Sector of Motorola, Inc. (“Motorola”), the sector of Motorola that designs, manufactures and sells analog and digital two-way voice and data products and systems, as well as general manager of Motorola’s Invisix joint venture with Cisco Systems, Inc.
      Mark D. Ein has been a director since January 1994. He is chairperson of our compensation committee and a member of our nominating and corporate governance committee. Mr. Ein founded Venturehouse Group, LLC, a technology holding company that creates, invests in and acquires technology and telecommunications companies, and has been its chief executive officer since 1999. From 1992 to 1999, Mr. Ein was a principal with The Carlyle Group, a large private equity firm with offices around the world. From 1992 to 1999, Mr. Ein was responsible for many of The Carlyle Group’s telecommunications investment activities. Mr. Ein has also worked for Brentwood Associates, a leading West Coast venture capital firm, and for Goldman, Sachs & Co. Mr. Ein serves on the board of directors of several private companies.
      Richard J. Lombardi has been a director since September 2005 and is the chairperson of our audit committee. From 1998 to present, Mr. Lombardi has been a self-employed consultant providing services for various telecommunications entities, such as AT&T and NetCom Solutions. Mr. Lombardi was president of AT&T Government Markets, a company that engages in government contracts for network integration capabilities, professional services and advanced technologies, from 1993 to 1997. In addition to having been president of AT&T Government Markets, Mr. Lombardi was vice president of AT&T Federal Systems and vice president of the AT&T Southern Region from 1988-1993 and 1985 to 1988, respectively. Mr. Lombardi also served as a director and chairperson of the audit and operations committee at NetCom Solutions International, Inc., a network services and logistics integration company, from 1998 to 2004. Mr. Lombardi has served on the executive committee of the Computer & Communications Industry Association, a nonprofit membership organization for companies in the computer, Internet, information technology and telecommunications industries, including serving one year as its chairperson, since 1995.
      Susan Ness has been a director since June 2001 and is the chairperson of our nominating and governance committee, a member of our audit committee and a member of our compensation committee. She is president and Chief Executive Officer of GreenStone Media, LLC, a radio content production and syndication company formed in 2005. From 2001 to 2005, Ms. Ness was a business consultant to communication companies. She was Distinguished Visiting Professor of Communication at the Annenberg School for Communication (University of Pennsylvania) and Director of Information and Society of the Annenberg Policy Center for the 2001-2002 academic year. Ms. Ness was a commissioner of the Federal Communications Commission from 1994 until 2001. During her tenure with the Federal Communications Commission, Ms. Ness focused extensively on spectrum matters, both domestically and globally, including serving as the Federal Communications Commission’s senior representative to three world radio communications conferences. Prior to joining the Federal Communications Commission, Ms. Ness was a vice president of American Security Bank, a full-service bank located in Washington, DC, and was the group head for lending to communications companies. She also was assistant general counsel to the Banking, Currency and Housing Committee of the United States House of Representatives during the mid-1970s. In May 2003, Ms. Ness became a director of Adelphia Communications Corporation, a cable media company which had previously filed for bankruptcy in June 2002.
      Dr. Rajendra Singh is a co-founder of our company and has been a director since our company’s inception in 1983. Dr. Singh was our president from our formation in 1983 until September 1994, was chief executive officer from January 1994 until January 1995 and was treasurer from January 1994 until January 1996. Dr. Singh was co-chairperson of our board of directors from January 1995 until September 1996 and was the chairperson of our board of directors, interim president and chief executive officer from October 1998 to May 1999. Since leaving his position as an officer with the company, Mr. Singh has concentrated on managing his investments and other assets. Dr. Singh is also the principal owner of Cherrywood Holdings, Inc. (“Cherrywood”), an investment company in wireless service and technology. From 1994 to present, Dr. Singh has been co-chair of the members committee of Telcom Ventures, L.L.C. (“Telcom Ventures”), an investment firm specializing in wireless service providers and emerging wireless technologies, as well as RF

Investors, L.L.C. (“RF Investors”), an investment company in wireless service and technology. In addition, Dr. Singh established, developed and directed APPEX, Inc., a billing services firm sold to Electronic Data Systems in October 1990. Dr. Singh is married to Neera Singh, a director and a former executive officer of our company.
      Neera Singh is a co-founder of our company and has been a director since our company’s inception in 1983. Mrs. Singh served as our vice president from our formation in 1983 to October 1991 and executive vice president from January 1994 until September 1996. Mrs. Singh also served as our co-chairperson of our board of directors from January 1995 until September 1996. Since leaving her position as an officer with the company, Mrs. Singh has concentrated on managing her investments and other assets. From 1994 to present, Mrs. Singh has been co-chair of the members committee of Telcom Ventures and RF Investors, and a principal owner of Cherrywood. Mrs. Singh is married to Dr. Rajendra Singh, a director and former executive officer of our company.
Corporate Governance and Related Matters
      Our board of directors and audit committee have implemented a number of corporate governance measures designed to serve the long-term interests of our stockholders and employees. The corporate governance measures comply with rules adopted by the National Association of Securities Dealers, Inc., or the NASD, and the Securities and Exchange Commission, or the SEC. Our board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies. Set forth below are several of the corporate governance initiatives adopted by our board of directors and audit committee to assure that we are governed by the highest standards.
      Corporate Standards of Conduct. Our board of directors and audit committee have adopted the company’s Corporate Standards of Conduct, or the Policy. The Policy is a code of conduct and ethics applicable to every director, officer and employee of our company and sets forth our policies and expectations on a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of our assets. We have also established formal procedures for receiving and handling complaints regarding accounting, auditing and internal controls matters. Employees or others can report concerns on an anonymous basis by e-mailing or writing to our general counsel at the addresses provided on our website. Any concerns regarding accounting or auditing matters so reported will be communicated to our audit committee.
      Director Independence. The board of directors has affirmatively determined that a majority of our current directors are “independent” within the meaning of NASD rules. For a director to be “independent” under such rules, (i) the director is not precluded from being deemed “independent” under certain specific NASD provisions; and (ii) the board of directors affirmatively determines that the director has no relationship which, in the board’s opinion, would interfere with the director’s exercise of independent judgment in carrying out such director’s responsibilities.
      Audit Committee Independence and Financial Expertise. Rules adopted by the NASD and the SEC in 2003 impose additional independence requirements for all members of the audit committee. Our board of directors has determined that each of the current members of our audit committee meets these additional independence requirements. The SEC also adopted rules requiring issuers to disclose whether it has at least one “audit committee financial expert” and, if so, the name of the expert and whether the expert is “independent” as that term is used in the SEC rules. Our board has determined that Ms. Dobson is our “audit committee financial expert” within the meaning of the SEC rules, and that all of the members of our audit committee are “independent” as that term is used in the SEC rules. The audit committee’s responsibilities are described in a written charter adopted by our board of directors and include the responsibility of selecting our independent accountants, examining and considering matters relating to our financial affairs and reviewing our annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of our internal financial and accounting controls.

      Nominating and Corporate Governance Committee. The nominating and corporate governance committee is charged with identifying individuals qualified to become board members, recommending to the board the director nominees for the next annual meeting of stockholders, recommending to the board desired changes to the size and composition of the board, considering from time to time the board committee structure and makeup and recommending to the board retirement policies and procedures affecting board members. The committee also takes a leadership role with respect to our corporate governance practices. Each member of this committee is “independent” within the meaning of the NASD rules.
      The nominating and corporate governance committee charter sets forth certain criteria for the committee to consider in evaluating potential director nominees. The charter provides that the committee, in selecting nominees, should assess the nominee’s qualifications as independent as well as his or her knowledge, perspective, skills, broad business judgment and leadership, relevant industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity.
      Our nominating and corporate governance committee relies primarily on recommendations from management and members of the board to identify director nominee candidates. When appropriate, the committee may retain search firms to assist in identifying suitable candidates. The committee also will consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2007 annual meeting should mail their suggestions to LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Secretary. Suggestions must be received by our secretary no later than the date designated for receipt of stockholders’ proposals in a prior public disclosure made by us. If there has been no such prior public disclosure, then a stockholder’s notice must be delivered, or mailed and received, not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days’ notice of the date of the annual meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Director nominee candidates recommended by our stockholders are evaluated in the same manner in which candidates recommended by other sources are evaluated. In addition, pursuant to our amended and restated bylaws, stockholders eligible to vote at the annual meeting may also make nominations for directors if such nominations are made pursuant to timely notice, as specified above, in writing to our secretary and include certain information concerning the nominating stockholder and each person the stockholder proposes to nominate for election, as detailed in Section 3.4 of our amended and restated bylaws (dated July 23, 1996).
      Compensation Committee. Each member of our compensation committee is “independent” within the meaning of the NASD rules. The compensation committee has overall responsibility for approving and evaluating our compensation plans, policies and programs, including administering our stock incentive plans. The compensation committee considers and makes recommendations to our board of directors with respect to programs for human resource development and management organization and succession, approves changes in senior executive compensation and considers and makes recommendations to our board of directors with respect to general compensation matters and policies.
      Communicating with the Board of Directors. The board welcomes communications from stockholders and has adopted a procedure for receiving and addressing stockholder communications. Stockholders may send written communications to the entire board by addressing such communications to LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Secretary. Our corporate secretary will provide all such correspondence to the entire board of directors.
      Availability of the Policy and Committee Charters. The written charters governing the audit committee and the nominating and corporate governance committee, as well as the Policy, are posted on the corporate governance page of our website at http://www.lcc.com. You may also obtain a copy of any of these documents without charge by writing to: LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Secretary.

Board Meetings and Committee Meetings
      During the year ended December 31, 2005, our board of directors held 12 meetings, and it took action by unanimous written consent on five other occasions. No director attended fewer than 75% of the total number of meetings of our board of directors or any committee of our board of directors on which he or she served during the period on which he or she served. Three members of the board of directors attended our 2005 annual meeting of stockholders. We encourage, but do not require, members of our board of directors to attend the annual meeting of stockholders.
      Our nominating and corporate governance committee is currently comprised of Mr. Ein and Ms. Ness. Ms. Ness is chairperson of our nominating and corporate governance committee. During fiscal year 2005, our nominating committee was comprised of Mr. Ein and Mr. Steven Gilbert, a former director of the company. Our nominating and corporate governance committee met one time during the year ended December 31, 2005.
      Our compensation committee currently is comprised of Ms. Dobson, Mr. Ein and Ms. Ness. Mr. Ein is chairperson of our compensation committee. During fiscal year 2005, our compensation committee was comprised of the same members. Our compensation committee met five times and it took action by unanimous written consent on two other occasions during the year ended December 31, 2005.
      Our audit committee currently is comprised of Ms. Dobson, Mr. Lombardi and Ms. Ness. From January to May 2005, Ms. Dobson, Mr. Gilbert and Ms. Ness comprised the audit committee. From May 2005 until September 2005, Ms. Dobson and Ms. Ness comprised the committee. From September 2005 until the year ended December 2005, our audit committee was comprised of Ms. Dobson, Ms. Ness and Mr. Lombardi, with Mr. Lombardi serving as chairperson. The audit committee held 12 meetings during the year ended December 31, 2005.
Compensation of Directors
      Fees. For services rendered by the board of directors to the company during the year ended December 31, 2005, we entered into agreements with five of our directors, namely Ms. Dobson, Mr. Ein, Mr. Gilbert, Mr. Lombardi and Ms. Ness, pursuant to which we agreed to compensate each of these directors for his or her services as a director as follows: (i) an annual board service fee of $20,000 which was increased to $30,000 in 2005; (ii) per meeting fees of $1,000 for each meeting of our board of directors he or she attends, $1,000 for each meeting of our audit committee he or she attends, and $500 for each meeting of our compensation committee or nominating and corporate governance committee he or she attends; and (iii) an annual committee service fee of $2,000 for each committee on which he or she serves, with an additional annual fee of $1,000 for any committee which he or she chairs (Mr. Lombardi presently chairs our audit committee, Mr. Ein presently chairs our compensation committee and Ms. Ness presently chairs our nominating and corporate governance committee). In addition, to compensate Ms. Dobson for the additional duties she assumed upon accepting the position of chairperson of the board, on April 21, 2005, the company’s board of directors voted to increase Ms. Dobson’s annual board service fee to $70,000. On March 16, 2005 the board of directors voted by unanimous written consent to reduce Ms. Dobson’s annual board service fee to $50,000. Ms. Dobson also received an option to purchase 25,000 shares of the company’s class A common stock at an exercise price of $3.79 per share, which was the fair market value of our class A common stock on April 21, 2005. In connection with these agreements during the year ended December 31, 2005, we paid Ms. Dobson a total of $89,750, Mr. Ein a total of $49,000, Mr. Gilbert a total of $26,000, Mr. Lombardi a total of $12,250 and Ms. Ness a total of $55,000. We also reimbursed Ms. Dobson approximately $1,160 in expenses, Mr. Gilbert approximately $960 in expenses and Mr. Lombardi approximately $47 in expenses, that were incurred in connection with their duties as directors and committee members. The annual fee paid to directors that did not serve an entire year has been prorated. We do not provide cash compensation for board of directors’ service to Dr. Singh and Mrs. Singh because of their affiliation with Telcom Ventures. We did not provide cash compensation to Mr. Douglas for board of directors’ services because he is an officer of the Company.
      Stock Option Grants. Our directors stock option plan provides for the grant of options to directors who are not our officers or employees and authorizes the issuance of up to 250,000 shares of class A common stock and 250,000 shares of class B common stock. As of December 31, 2005, stock options to purchase 91,600 shares of class A common stock were outstanding and no shares of Class B common stock were outstanding pursuant to our directors stock option plan. Pursuant to the terms of the directors stock option plan, no additional options to purchase class B common stock may be granted.
      Our directors are also entitled to receive options to purchase shares of class A common stock pursuant to our employee stock option plan in an amount determined at the discretion of our board of directors. As of December 31, 2005, 245,000 shares of class A common stock were subject to outstanding options granted to non-employee directors pursuant to our employee stock option plan.
MANAGEMENT
      Our executive officers, and their respective ages as of the date of this proxy statement, are as follows:

Name	Age	Position

Dean J. Douglas(1)	48	President and Chief Executive Officer
Carlo Baravalle	44	Senior Vice President, Europe, Middle East and Africa
Peter A. Deliso(2)	44	Senior Vice President New Ventures, General Counsel and Secretary
James W. Greenwell	38	Senior Vice President, The Americas and Asia Pacific
Charles R. Waldron(3)	56	Senior Vice President, Chief Financial Officer and Treasurer
Louis Salamone, Jr(4)	59	Senior Vice President, Chief Financial Officer and Treasurer

(1)	On October 4, 2005, Mr. Douglas was appointed by the Board of Directors to be President and Chief Executive Officer.

(2)	From March 31, 2005 until October 3, 2005, Mr. Deliso served as Interim Chief Executive Officer.

(3)	On April 1, 2006, Charles R. Waldron submitted a notice of resignation to Mr. Douglas and our audit committee from his position as Senior Vice President, Chief Financial Officer and Treasurer of the company. Mr. Waldron’s resignation will become effective on June 16, 2006. The new Chief Financial Officer referenced in footnote 4 below, will take-over Mr. Waldron’s current duties, but Mr. Waldron will continue his employ with the Company until June 16, 2006 to assist in the transition.

(4)	Mr. Louis Salamone executed an Employment Agreement with the company on April 21, 2006 to become Senior Vice President, Chief Financial Officer and Treasurer with the company. Mr. Salamone is expected to commence his employment on or about May 1, 2006.
      Dean J. Douglas has served as the president and chief executive officer of the company since October 4, 2005. From 2002 to October, 2005 Mr. Douglas served as vice president, Communications and Distribution Sectors, IBM Global Services, a business segment of IBM. In that position, Mr. Douglas was responsible for the outsourcing, out-tasking and business transformation services businesses for the telecommunications industry in the Americas, where his clients included most of the major telecommunications carriers. From 2000 to 2002, Mr. Douglas served as the general manager, Wireless Services of IBM Global Services. Prior to joining IBM in 2000, Mr. Douglas served in various capacities in the Cellular Infrastructure Group and the Land Mobile Products Sector of Motorola, as well as General Manager of Motorola’s Invisix joint venture with Cisco Systems, Inc.
      Peter A. Deliso served as the company’s interim chief executive officer from March 2005 to October 2005. Mr. Deliso previously served as our vice president corporate development from January 2000 to October 2005 and has served as our senior vice-president new ventures from October 2005 to present. From June 1994 to present, Mr. Deliso has served as our general counsel and secretary. From late 1989 until January 1994, Mr. Deliso served as corporate counsel for Mobile Telecommunications Technologies Corp. (“Mtel”) and its various domestic and international subsidiaries. Prior to his employment with Mtel, Mr. Deliso was with the law firm of Garvey, Schubert & Barer specializing in international, corporate and securities law.
      Carlo Baravalle has been a senior vice president of the Europe, Middle-East, Africa and Asia-Pacific regions on a full-time independent contractor basis since December 2004. From May 2001 until December 2004, Mr. Baravalle served as our senior vice president, Europe, Middle East, Africa and Asia Pacific. From January 2000 to May 2001, Mr. Baravalle was managing director, international development and operations, of MoneyExtra PLC. MoneyExtra PLC became Exchange FS Group PLC, a company that develops, distributes, and supports electronic trading in the insurance industry and consumer and financial services on the internet, and was responsible for the development and management of its international operations. From 1998 to 2000, Mr. Baravalle was vice president, product marketing, GSM-UMTS, the wireless division for Lucent Technologies and which respectively stand for the Global System for Mobile Communications and Universal Mobile Telecommunications System business, where he was responsible for all strategy, business planning, marketing, sales support and partnership activities worldwide for the GSM, GPRS and UMTS product lines. From 1996 to 1998, Mr. Baravalle was director of corporate finance for Warburg Dillon Reed’s telecom sector, Warburg Dillon Reed is now known as UBS Warburg, a financial firm involved in wealth management business, global investment banking and securities. From 1993 to 1996, Mr. Baravalle was business development director for British Telecom, where he was responsible for implementing BT’s global strategy through external growth. Mr. Baravalle has also held positions in strategic consulting and finance.
      James W. Greenwell has served as our senior vice president, the Americas, since March 2005. Mr. Greenwell previously served as LCC’s vice president of sales and account management from March 2003 to March 2005. From April 2000 to February 2003, Mr. Greenwell served as national account director for the company. Prior to joining us, Mr. Greenwell served as the executive vice president, business development for The Alleris Group, Inc., a firm specializing in customer relationship management consulting, customer research and marketplace intelligence and relationship training, from 1999 to 2000. From 1997 to 1999, Mr. Greenwell was the managing director for Markowitz and McNaughton, Inc., now known as nxtMove, which provides strategic decision support through primary source research and analysis, market analysis, competitive insight, and acquisition due diligence. From 1994 to 1997, Mr. Greenwell held the position of senior consultant with Coopers & Lybrand. Coopers & Lybrand merged with Price Waterhouse and is now PwC which provides services in the areas of Audit and Assurance, Crisis Management, Human Resources, Performance Improvement, Tax, and Transactions. From 1991 to 1993, Mr. Greenwell was the sales manager for Environmental Tectonics Corporation. Additionally, Mr. Greenwell’s career has included service as a military intelligence officer in the United States Army’s signals intelligence unit.
      Charles R. Waldron became our senior vice president, chief financial officer and treasurer on October 4, 2005 and served as interim chief financial officer from April 25, 2005 to October 4, 2005. Mr. Waldron has, since 2000, been a partner with Tatum CFO Partners LLP, a professional services provider of financial and information technology leadership. As indicated in footnote 3 above, on April 1, 2006, Mr. Waldron submitted a notice of resignation to Mr. Douglas and our audit committee indicating that effective June 16, 2006 he would be resigning his positions as Senior Vice President, Chief Financial Officer and Treasurer of the company.
      Louis Salamone, Jr. executed an Employment Agreement with the Company on April 21, 2006 to become senior vice president, chief financial officer and treasurer by the Board of Directors. Mr. Salamone served as senior vice president and chief financial officer of Global eXchange Services (GXS), a provider of business-to-business integration, synchronization and collaboration solutions. Mr. Salamone joined Global eXchange Services after serving as senior vice president and chief financial officer of USinternetworking, Inc., a leading Application Service Provider (ASP), which he joined following the merger of Interpath Communications, Inc., another leading ASP and USi, both of which are controlled by Bain Capital, as part of USi’s emergence from bankruptcy in May of 2002. Mr. Salamone served as executive vice president and chief financial officer of Interpath from November of 2000 until its merger with Usnetworking, Inc. Prior to joining Interpath, Mr. Salamone was executive vice president and chief financial officer and a member of the board of directors from March 1996 to June 2000 of Applied Graphics Technologies, Inc., a multinational leader in providing a broad range of graphics and media related services to the advertising and entertainment industries as well as directly to advertisers and media companies. From 1993 to 1996, Mr. Salamone served as senior vice president and Chief Financial Officer of Nextel Communications, Inc., a leading provider of wireless communications services. Mr. Salamone began his career with Deloitte + Touche in 1968 where he was a partner. While with Deloitte he served in various leadership capacities, including Partner in Charge of the New York Metro Region middle market practice and was a leader in the firm’s High Technology practice.
Executive Compensation
      The following table sets forth the total compensation paid or accrued for the last three fiscal years for our chief executive officer, former chief executive officer, each of the other four most highly compensated executive officers and one of our highly compensated executives that resigned in 2005, which are collectively referred to in this proxy statement as the “named executives.”
Summary Compensation Table

						Long-Term
						Compensation Awards
		Annual Compensation
						Securities
				All Other		Underlying		Restricted Stock
Name and Principal Position (1)	Year	Salary($)	Bonus($)(2)	Compensation(3)		Options/SARs(#)		Awards($)(4)

Dean J. Douglas, President and Chief Executive Officer(5)	2005	$78,125	$75,000	$155,334	(6)	1,000,000	(7)	$1,200,000
	2004	—	—	—		—		—
	2003	—	—	—		—		—
Carlo Baravalle, Senior Vice President, Europe, Middle East, Africa and Asia Pacific(8)	2005	$401,142	—	$101,782	(9)	—		$176,500
	2004	437,602	—	62,661	(9)	30,000	(10)	—
	2003	405,370	—	71,440	(9)	25,000	(10)	—
Peter A. Deliso, Senior Vice President New Ventures, General Counsel and Secretary(11)	2005	$273,879	—	$6,362		—		$176,500
	2004	187,425	$1,200	5,958		11,250	(12)	—
	2003	164,333	17,500	5,529		10,000	(12)	—
Charles R. Waldron, Senior Vice President, Chief Financial Officer and Treasurer(13)	2005	$183,500	—	$2,557		—		$176,500
	2004	—	—	—		—		—
	2003	—	—	—		—		—
James W. Greenwell, Senior Vice President, The Americas & Asia Pacific	2005	$230,315	$50,000	$116,875	(14)	75,000	(15)	$176,500
	2004	153,929	—	241,475	(14)	10,500	(15)	—
	2003	147,500	—	118,918	(14)	10,000	(15)	—

						Long-Term
						Compensation Awards
		Annual Compensation
						Securities
				All Other		Underlying		Restricted Stock
Name and Principal Position (1)	Year	Salary($)	Bonus($)(2)	Compensation(3)		Options/SARs(#)		Awards($)(4)

C. Thomas Faulders, III, Former Chief Executive Officer and Chairperson of the Board(16)	2005	$135,844	$1,057	$48,162	(17)	—		—
	2004	407,531	490,000	813,339	(18)	60,000	(20)	—
	2003	405,233	—	109,424	(19)	150,000	(20)	—
Michael S. McNelly, Senior Vice President, The Americas(21)	2005	$72,188	—	$319,557	(22)	—		—
	2004	288,750	$10,000	6,510		30,000	(23)	—
	2003	255,523	—	4,669		14,500	(23)	—

(1)	Mr. Salamone is not included in this table because he did not receive any compensation in 2005, 2004 or 2003.

(2)	Bonuses are reported in the year earned even if actually paid in the following year.

(3)	This column includes (i) 401(k) matching contributions paid on behalf of certain named executives as follows: Mr. Deliso — $6,002, $5,598 and $5,169 in 2005, 2004 and 2003, respectively; Mr. Greenwell — $6,149, $5,635 and $6,000 in 2005, 2004 and 2003, respectively; Mr. Waldron — $1,375 in 2005; Mr. Faulders — $5,356, $6,150 and $5,672 in 2005, 2004 and 2003, respectively; Mr. McNelly — $2,996, $6,150 and $4,309 in 2005, 2004 and 2003, respectively; (ii) contributions made to the pension plan of our subsidiary, LCC, United Kingdom, Ltd., or LCC UK, on behalf of Mr. Baravalle of $53,885, $30,815 and $32,378 in 2005, 2004 and 2003, respectively; and (iii) premiums on term insurance on the life of each named executive as follows: Mr. Douglas — $60 in 2005; Mr. Faulders — $120, $360 and $690 in 2005, 2004 and 2003, respectively; Mr. Baravalle — $11,974, $878 and $1,119 in 2005, 2004, 2003, respectively; Mr. Deliso — $360, $360 and $360 in 2005, 2004 and 2003, respectively; Mr. Greenwell — $360, $360 and $351 in 2005, 2004 and 2003, respectively; Mr. Waldron — $210 in 2005. Mr. Faulders — $120, $360 and $690 in 2005, 2004 and 2003, respectively; Mr. McNelly — $120, $360 and $360 in 2005, 2004 and 2003, respectively.

(4)	This column includes the value of grants of 50,000 restricted stock units to each of Mr. Baravalle, Mr. Deliso, Mr. Waldron and Mr. Greenwell on June 15, 2005 based on the closing price of our stock on June 15, 2005 of $3.53 and includes the value of grants of 500,000 restricted stock units to Mr. Douglas on October 4, 2005 based on the closing price of our stock on October 4, 2005 of $2.40. All grants were under our amended and restated equity plan.

(5)	Mr. Douglas was hired as the company’s President and Chief Executive Officer on October 4, 2005.

(6)	Includes $155,274 paid to Mr. Douglas for relocation fees in connection with his employment agreement.

(7)	Includes options to acquire 500,000 of our Class A common stock received outside of our amended and restated equity plan and options to acquire 500,000 of our Class A common stock received under our amended and restated equity plan.

(8)	On December 23, 2004, following his relocation to Italy, Mr. Baravalle resigned as an employee of LCC UK and assumed the role of a consultant to the company. Mr. Baravalle continues to provide services as a consultant pursuant to a consulting agreement, by and between LCC UK and SEMAB Management Srl. Mr. Baravalle’s compensation is set forth in U.S. dollars but is paid in Euros. Mr. Baravalle’s salary in Euros for 2005, 2004 and 2003 was €335,000, €354,937 and € 322,894, respectively. The exchange rates used to determine the U.S. dollar equivalent of Mr. Baravalle’s compensation for 2005, 2004 and 2003 were 1.9744, 1.2329 and 1.4167, respectively.

(9)	In addition to the information listed in footnote 3 above, also includes $17,962, $18,309 and $24,350 car allowance for 2005, 2004 and 2003, respectively, and $17,962, $11,192 and $13,593 for 2005, 2004 and 2003 for health insurance premiums, respectively, and $1,467 for group income protection in 2003. Mr. Baravalle is paid his salary and benefits in one lump sum. The allocation of certain amounts of such lump sum payment to the items broken out in this footnote and in footnote 3 above is based upon the information provided to us by Mr. Baravalle of his designation of portions of such lump sum payment to the items set forth in such footnotes.

(10)	Includes options to acquire 30,000 and 25,000 shares of our class A stock granted on March 25, 2004 and February 5, 2003, respectively.

(11)	Mr. Deliso served as interim Chief Executive Officer from March 31, 2005 until October 3, 2005.

(12)	Includes options to acquire 11,250 and 10,000 shares of our class A stock granted on March 25, 2004 and February 5, 2003, respectively.

(13)	Mr. Waldron has served as the company’s Chief Financial Officer since October 4, 2005 and served as the company’s interim Chief Financial Officer from April 25, 2005 to October 4, 2005. Mr. Waldron resigned from the company on April 1, 2006, effective June 16, 2006.

(14)	In addition to the information listed in footnote 3 above, also includes $110,366, $235,480 and $112,567 in commissions in 2005, 2004 and 2003, respectively.

(15)	Includes options to acquire 75,000, 10,500 and 10,000 shares of our class A stock granted on March 31, 2005, March 25, 2004 and February 5, 2003, respectively.

(16)	On March 29, 2005, Mr. Faulders resigned from the company effective April 29, 2005.

(17)	Includes $42,686 in unused vacation time paid out to Mr. Faulders at the time of his resignation.

(18)	Also includes (i) a $131,476 payment that provided Mr. Faulders with the amount necessary to pay the interest due during the fiscal year on his promissory note to our company after applicable state and federal taxes and (ii) a $675,353 payment reflecting the forgiveness of the loan evidenced by Mr. Faulders’ promissory note.

(19)	Also includes a $103,062 payment that provided Mr. Faulders with the amount necessary to pay the interest due during the fiscal year on his promissory note to our company after applicable state and federal taxes.

(20)	Includes options to acquire 60,000 and 150,000 shares of our class A stock granted on March 25, 2004 and February 5, 2003, respectively.

(21)	Mr. McNelly’s resigned from the company effective March 31, 2005.

(22)	Includes $288,750 in severance pay and $27,691 of unused vacation pay-out.

(23)	Includes options to acquire 30,000 and 14,500 shares of our class A stock granted on March 25, 2004 and February 5, 2003, respectively.

Option Grants
      The table below summarizes the individual grants of stock options made during the year ended December 31, 2005 to each of the named executives. All of these options were granted to purchase class A common stock. The percentage of total options granted to employees set forth below is based on an aggregate of 1,093,000 shares of class A common stock subject to options granted to our employees in fiscal 2005. Of the 1,093,000: (i) 593,000 of such options, including 500,000 options to Mr. Douglas and 75,000 to Mr. Greenwell, were made under the amended and restated equity plan, and (ii) 500,000 of such options were granted to Mr. Douglas outside of the amended and restated equity plan.
Option Grants in the Last Fiscal Year

						Potential Realizable
	Individual Grants					Value
						at Assumed Annual Rates
	Number of	% of Total				of Stock Price
	Shares	Options Granted				Appreciation
	Underlying	to Employees				for Option Term*
	Options	in Fiscal	Exercise or Base		Expiration
Name(1)	Granted	Year	Price($/Sh)		Date	5%	10%

Dean J. Douglas	500,000	91.49%	$2.49	(2)	10/04/15	$782,974	$1,984,209
Dean J. Douglas	500,000	100.00%	$2.90		10/04/15	$911,897	$2,310,926
James W. Greenwell	75,000	6.86%	$4.10		03/31/15	$193,385	$490,076

(1)	Any options granted to Mr. Salamone in connection with his employment are not included herein as such grant occurred after December 31, 2005.

(2)	The 500,000 options granted to Mr. Douglas outside of the amended and restated equity plan vest in increments of 25% of the total amount thereof if and when the 20-day average closing price per share of the Class A common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.00 (as to the first 25%), $5.75 (as to the second 25%), $7.25 (as to the third 25%) and $9.00 (as to the final 25%), provided that no more than one third of all the outstanding options held by Mr. Douglas may vest in any single calendar year.

*	The potential realizable value is calculated based on the term of the option at the time of grant. Assumed rates of stock price appreciation of 5% and 10% are prescribed by rules of the SEC and do not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the price appreciates at the indicated rate for the entire ten-year term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values
      The following table sets forth information for the named executives regarding the exercise of options to purchase class A common stock exercised by them during the last fiscal year and the value of all unexercised options held at December 31, 2005:

			Number of
			Shares Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Number of		December 31, 2005		December 31, 2005(2)
	Shares Acquired	Value
Name(1)	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Dean J. Douglas	—	—	—	1,000,000(3)	—	$3,260,000
Carlo Baravalle	—	—	105,000	48,334	$342,300	$157,569
Peter A. Deliso	—	—	72,417	10,834	$236,079	$35,319
Charles R. Waldron(4)	—	—	—	—	—	—
James W. Greenwell	—	—	8,500	85,334	$27,710	$278,189
C. Thomas Faulders, III(5)	—	—	270,000	90,000	$880,200	$293,400
Michael S. McNelly(6)	13,695	$24,377	106,471	24,834	$347,095	$80,959

(1)	Mr. Salamone is not included in the above chart because he was not hired until after December 31, 2005.

(2)	Based on a per share closing price of $3.26 on December 31, 2005.

(3)	Consists of options to purchase 500,000 shares of Class A Common Stock under the amended and restated equity plan, and 500,000 shares of Class A common stock outside the amended and restated equity plan.

(4)	On April 1, 2006, Mr. Waldron submitted his resignation of his positions with the company, effective as of June 16, 2006.

(5)	On March 29, 2005, Mr. Faulders resigned from the company effective April 29, 2005.

(6)	Mr. McNelly’s position of senior vice president, the Americas terminated on March 31, 2005.
Long-Term Incentive Plans — Awards in Last Fiscal Year
      The table below summarizes the individual grants of restricted stock units made during the year ended December 31, 2005 to each of the named executives. All of these restricted stock units were granted under the amended and restated equity plan. A total of 700,000 restricted stock units were granted to our employees in fiscal 2005.

			Estimated Future payouts under
	Number of	Performance or	non-stock based plans
	shares, units	other period
	or other	until maturation	Threshold	Target	Maximum
Name(1)	rights(#)	or payout(2)	($ or #)	($ or #)(2)	($ or #)

Dean J. Douglas	500,000	3 years	—	500,000	—
Carlo Baravalle	50,000	3 years	—	50,000	—
Peter A. Deliso	50,000	3 years	—	50,000	—
Charles R. Waldron(3)	50,000	3 years	—	50,000	—
James W. Greenwell	50,000	3 years	—	50,000	—
C. Thomas Faulders, III(4)	—	—	—	—	—
Michael S. McNelly(5)	—	—	—	—	—

(1)	The above chart does not include information concerning Mr. Salamone because he was hired after December 31, 2005.

(2)	The restricted stock units under the amended and restated equity plan were granted to each of the named executives herein pursuant to individual grant letters. Each grant letter provides, among other things, that the restricted stock units vest in one-third increments on the first, second and third anniversaries of the grant date, provided that the vesting of the restricted stock units will be accelerated upon the occurrence of certain events such as death, disability, termination of the executive without cause or a change in control of the company. Unvested restricted stock units may be forfeited upon the occurrence of certain events such as termination of the executive’s employment with the company for any reason besides those listed in the immediately previous sentence. Each year as the restricted stock units vest, the executive shall receive a stock certificate of the class A common stock of the company for the number of shares equal to 1/3 of the total amount of restricted stock units granted. The executive is not obligated to pay any cash consideration to receive the shares upon the vesting of the restricted stock units. As of December 31, 2005, the weighted average value of a restricted stock unit was $3.00. The actual value of a restricted stock unit would be the closing price of the company’s stock on the date of vesting.

(3)	On April 1, 2006, Mr. Waldron submitted his resignation of his position’s with the company, effective as of June 16, 2006.

(4)	On March 29, 2005, Mr. Faulders resigned from the company effective April 29, 2005.

(5)	Mr. McNelly resigned his position of senior vice president, the Americas effective March 31, 2005.

Employment Agreements
      C. Thomas Faulders, III. C. Thomas Faulders, III resigned from the company effective April 29, 2005. Pursuant to his December 10, 2004 agreement with the company described below under “Certain Relationships and Related Transactions,” while he was employed by us and for a period of 24 months thereafter, Mr. Faulders may not: (i) compete against us, (ii) solicit or hire for employment by any of our competitors, or induce the termination of employment of, any of our employees or (iii) take any action intended to cause any of our customers, vendors or business associates to terminate, sever, reduce or otherwise adversely alter its relationship with the company.
      In addition to the foregoing, on April 25, 2005, the company and Mr. Faulders entered into a Consulting Agreement. This agreement is described below under “Certain Relationships and Related Transactions.”
      Carlo Baravalle. On December 23, 2004, following his relocation to Italy, Carlo Baravalle resigned as an employee of LCC UK and assumed the role of a consultant to the company. Mr. Baravalle continues to provide services, as senior vice president of the Europe, Middle East, Africa and Asia Pacific regions, as a consultant pursuant to a Consulting Agreement, by and between LCC UK and SEMAB Management Srl. This agreement is described below under “Certain Relationships and Related Transactions.” Pursuant to the Consulting Agreement, for a period of 12 months after termination of his employment, Mr. Baravalle may not: (i) solicit or induce any senior employee with whom he had significant contact with during his last 12 months of employment to leave LCC UK or a subsidiary or parent of LCC UK and join or provide services to a competing business; (ii) solicit business from any person or company who was a client, supplier or business partner of LCC UK or a client of a subsidiary or parent of LCC UK and with whom Mr. Baravalle had dealings with during his last 12 months of employment to the extent that such solicitation is in competition with LCC UK; or (iii) be employed by or engaged in business with any person or company competing with the portion of LCC UK’s business that Mr. Baravalle was involved in or had significant knowledge of during the last 12 months of his employment. During the term of the Consulting Agreement, as long as he is employed in the capacity as consultant, Carlo Baravalle may not engage in any other occupation or profession or business or work for any other company, firm or person without our written consent.
      Dean J. Douglas. On October 4, 2005, the company entered into an employment agreement with Dean J. Douglas pursuant to which the company engaged Mr. Douglas to serve as its President and Chief Executive Officer and as a member of the company’s board of directors. Pursuant to the terms of the employment agreement, Mr. Douglas will receive an annual salary of $375,000. Mr. Douglas’ annual salary may be increased in the future if approved by the board of directors or the compensation committee of the board of directors. For 2005, Mr. Douglas was paid a bonus of $75,000. For calendar years commencing with 2006, Mr. Douglas will be entitled to such annual bonuses as may be authorized by the board of directors. Mr. Douglas also received $155,274 for reimbursement of relocation expenses. Mr. Douglas’ target annual bonus will be 100% of his annual salary, based upon achievement of individual and objective annual performance criteria established by the compensation committee. In addition to the foregoing, Mr. Douglas is entitled to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available generally to other senior executives of the company. Mr. Douglas is covered by the company’s liability insurance policy for directors and officers and entered into the company’s standard form of Indemnity Agreement pursuant to which he is entitled to indemnification by the company for certain liabilities and expenses he may incur as a result of his service as an officer or director of the company or, at the request of the company, as an officer, director or other functionary of another entity. Mr. Douglas is entitled to four weeks of vacation per year and reimbursement for all ordinary and reasonable out-of-pocket business expenses directly incurred by him in the performance of services for the company.
      The initial term of the employment agreement is two years and will be renewed automatically for successive two-year periods unless either party notifies the other of non-renewal at least 90 days prior to the end of any term. In addition, the employment agreement terminates upon Mr. Douglas’ death and may be terminated at any time by the company or by Mr. Douglas. If Mr. Douglas’ employment is terminated as a result of his death or by the company as a result of his Disability (as defined in the employment agreement), Mr. Douglas or his estate is entitled to receive any earned and unpaid salary, benefits and prior years’ bonuses. If Mr. Douglas’ employment is terminated as a result of his election not to renew the employment agreement or as a result of the company’s election not to renew the employment agreement at any time after Mr. Douglas’ 66th birthday, Mr. Douglas shall be entitled to receive any earned and unpaid salary, benefits, prior years’ bonuses and bonus for his final year of employment. If Mr. Douglas’ employment is terminated by the company for Cause or by Mr. Douglas without Good Reason (as each term is defined in the employment agreement), Mr. Douglas is entitled to receive any unearned salary and benefits (but no bonuses) and he is obligated to reimburse the company for certain of his relocation expenses and a portion of his 2005 bonus. If Mr. Douglas’ employment is terminated by the company without Cause or by Mr. Douglas for Good Reason or as a result of the company’s election not to renew the employment agreement at any time prior to Mr. Douglas’ 66th birthday, (i) Mr. Douglas is entitled to receive any earned and unpaid salary, benefits and prior years’ bonuses and a severance payment equal to 1 1/2 times the sum of Mr. Douglas’ annual salary in effect on the day of termination and his target bonus for the calendar year in which the termination of his employment occurs, or if no target bonus for such calendar year has been set on or prior to the termination of his employment, the target bonus for the prior year, provided that, if Mr. Douglas’ employment is terminated within three months prior to, or 18 months following, a Change in Control (as defined in the employment agreement), the severance payment will equal two times the aforesaid sum and (ii) if Mr. Douglas elects COBRA coverage, for a period of 12 months following termination of his employment he shall be entitled to payment of the difference between an amount equal to his share of pre-termination group health plan costs and the cost of COBRA coverage.
      Mr. Douglas agreed that, during the term of the employment agreement and for one year thereafter, he will not, directly or indirectly engage in any competitive activity with the company or solicit any employees, customers or vendors of the company. The employment agreement also contains an agreement by Mr. Douglas to maintain the confidentiality of the company’s confidential information and to assign to the company the rights to any and all inventions developed by Mr. Douglas, alone or jointly with others, during his employment with the company.
      Pursuant to the employment agreement, the company granted Mr. Douglas on October 4, 2005, under the company’s Amended and Restated Equity Incentive Plan, 500,000 restricted stock units with respect to the company’s Class A common stock and options to purchase 500,000 shares of the company’s class A common stock for an exercise price of $2.49 per share. The company also granted Mr. Douglas additional options to purchase 500,000 shares of the company’s class A common stock for the same exercise price per share outside of the amended and restated equity plan. The restricted stock units vest in one-third increments on the first, second and third anniversaries of the grant date, provided that they will vest 100% if Mr. Douglas’ service with the company is terminated as a result of his death or Disability or by the company without Cause or by Mr. Douglas for Good Reason. In addition, if there is a Change in Control within 18 months after the grant date, the restricted stock units will vest to the extent of 66 2/3 % of the total amount thereof. Unvested restricted stock units will be forfeited upon termination of Mr. Douglas’ services as an employee and director other than by reason of his death or Disability or by the company without Cause or by Mr. Douglas with Good Reason. The Class A options vest as to 25% of the total amount thereof if and when the 20-day average closing price per share of the Class A common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.00 (as to the first 25%), $5.75 (as to the second 25%), $7.25 (as to the third 25%) and $9.00 (as to the final 25%), provided that no more than one third of all the outstanding options held by Mr. Douglas may vest in any single calendar year. Any options which do not vest in a particular calendar year as a result of the foregoing limitation will vest on January 1 of the next calendar year. In addition, the options vest (i) 100% upon Mr. Douglas’ death or Disability, (ii) to the extent of 50% of the total amount thereof (unless otherwise vested to a greater extent), in the event of a Change in Control within 18 months following the grant date, and (iii) 100% if Mr. Douglas’ service as an employee and director is terminated by the company other than for Cause or by Mr. Douglas for Good Reason, in each case within three months prior to, or 18 months following, a Change in Control. The options (vested and nonvested) terminate automatically 30 days following termination of Mr. Douglas’ service as an employee and director of the company, except (i) if Mr. Douglas’ service is terminated as a result of his death or Disability, the options terminate 12 months following the service termination date, (ii) if Mr. Douglas’ service is terminated by the company other than for Cause or by Mr. Douglas for Good Reason, in each case other than in connection with a Change in Control, the options terminate 18 months following the service termination date, and (iii) if Mr. Douglas’ service is terminated by the company other than for Cause or by Mr. Douglas for Good Reason, in each case within three months prior to, or 18 months following, a Change in Control, the options terminate 24 months following the service termination date. In any event, the options terminate no later than 10 years from the Grant Date.
      Louis Salamone, Jr. On April 21, 2006, Louis Salamone, Jr. executed an Employment Agreement with the company to serve as our senior vice president, chief financial officer and treasurer for a term commencing on approximately May 1, 2006 until December 31, 2008, unless renewed or earlier terminated. Pursuant to the terms of his employment agreement, Mr. Salamone will receive an annual salary of $350,000. Mr. Salamone’s annual salary may be increased in the future if approved by our board of directors or by the compensation committee. For calendar year 2006, Mr. Salamone will be paid a bonus of up to 100% of his annual salary if the Company achieves certain objectives and for the calendar years commencing with 2007, Mr. Salamone will be entitled to such annual bonuses as may be authorized by the board with his target bonus being 75% of his annual salary then in effect for each applicable year based upon the achievement of individual and objective company annual performance criteria established by the compensation committee. In addition to the foregoing, Mr. Salamone will be entitled to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available generally to our other senior executives. Mr. Salamone will be covered by our liability insurance policy for directors and officers and will enter into our standard form of indemnity agreement pursuant to which he will be entitled to indemnification by us for certain liabilities and expenses he may incur as a result of his service as an officer or director of the company or, at our request, as an officer, director or other functionary of another entity. Mr. Salamone is entitled to four weeks of vacation per year, reimbursement for travel and commuting expenses from his residence in New Jersey, a local living allowance of $2,300 per month plus reimbursement of certain local utility expenses, and reimbursement for all ordinary and reasonable out-of-pocket business expenses directly incurred by him in the performance of services for the company. Should Mr. Salamone decide to relocate to an area within reasonable commuting distance of our principal office, the Company will no longer reimburse him for commuting or living expenses, but will provide him with relocation assistance in accordance with then current policies for executive officers.
      Mr. Salamone’s employment agreement will be renewed automatically for successive one-year periods unless either party notifies the other of non-renewal at least 90 days prior to the end of any term. In addition, the employment agreement terminates upon Mr. Salamone’s death or Disability (as defined in the employment agreement) and may be terminated at any time by us or by Mr. Salamone. If Mr. Salamone’s employment is terminated as a result of his death or as a result of his Disability, Mr. Salamone or his estate shall be entitled to receive any earned and unpaid salary, benefits and prior years’ bonuses. If Mr. Salamone’s employment is terminated as a result of his election not to renew the employment agreement or as a result of our election not to renew the agreement at any time after Mr. Salamone’s 66th birthday, Mr. Salamone shall be entitled to receive any earned and unpaid salary, benefits, prior years’ bonuses and bonus for his final year of employment. If Mr. Salamone’s employment is terminated by us for Cause (as defined in the employment agreement) or by Mr. Salamone without Good Reason (as defined in the employment agreement), Mr. Salamone shall be entitled to receive any unearned salary and benefits (but no bonuses). If Mr. Salamone’s employment is terminated by the Company without Cause or by Mr. Salamone for Good Reason or as a result of our election not to renew the employment agreement at any time prior to Mr. Salamone’s 66th birthday, Mr. Salamone shall be entitled to receive any earned and unpaid salary, benefits and any bonus for the prior year not yet paid and a severance payment equal to one times the sum of Mr. Salamone’s annual salary in effect on the day of termination and his target bonus for the calendar year in which the termination of his employment occurs, or if no target bonus for such calendar year has been set on or prior to the termination of his employment, the target bonus for the prior year (the “Severance Payment”), provided that, if Mr. Salamone’s employment is terminated within 365 days following a Change in Control (as defined in the employment agreement), the Severance Payment will equal 1 1/2 times the aforesaid sum.
      In consideration of his salary and severance package, Mr. Salamone has agreed that, during the term of the employment agreement and for one year thereafter, he will not, directly or indirectly, compete with the company or any of our subsidiaries, solicit our employees, customers or vendors or to disparage our name, all as specified in more detail in the employment agreement. Mr. Salamone also agrees to maintain the confidentiality of the company’s confidential information and to assign to the company the rights to any and all inventions developed by Mr. Salamone, alone or jointly with others, during his employment with the company.
      Under the terms of the employment agreement, Mr. Salamone is granted 150,000 restricted stock units and an option to acquire 400,000 shares of our class A common stock. The restricted stock units will vest in one-third increments on the first, second and third anniversaries of the grant date, provided that they will vest 100% if Mr. Salamone’s employment is terminated as a result of his death or Disability or by us without Cause or by Mr. Salamone for Good Reason. In addition, if there is a Change in Control within 18 months after the Grant Date, the restricted stock units will vest to the extent of 66 2/3% of the total amount thereof. Unvested restricted stock units will be forfeited (i) if Mr. Salamone does not commence employment within 90 days of the date of the employment agreement or (ii) upon termination of Mr. Salamone’s services as an employee and director other than by (x) reason of his death or disability or (y) by us without Cause or by Mr. Salamone without Good Reason. The options vest as to 25% of the total amount thereof if and when the 20-day average closing price per share of the Class A common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.00 (as to the first 25%), $5.75 (as to the second 25%), $7.25 (as to the third 25%) and $9.00 (as to the final 25%), provided that no more than one third of all the outstanding options held by Mr. Salamone may vest in any single calendar year. Any options which do not vest in a particular calendar year as a result of the foregoing limitation will vest on January 1 of the next calendar year. In addition, the Options vest (i) 100% upon Mr. Salamone’s death or Disability, (ii) to the extent of 50% of the total amount thereof (unless otherwise vested to a greater extent), in the event of a Change in Control within 18 months following the grant date and (iii) 100% if Mr. Salamone’s employment is terminated by us other than for Cause or by Mr. Salamone for Good Reason, in each case within 3 months prior to, or 18 months following, a Change in Control. The options (vested and nonvested) terminate automatically if Mr. Salamone does not commence employment within 90 days of the date of the employment agreement or if Mr. Salamone’s service is terminated by us for Cause or 30 days following termination of Mr. Salamone’s employment, except (i) if Mr. Salamone’s service is terminated as a result of his death or Disability, the options terminate 12 months following the employment termination date, (ii) if Mr. Salamone’s employment is terminated by us other than for Cause or by Mr. Salamone for Good Reason, in each case other than in connection with a Change in Control, the options terminate 18 months following the service termination date, and (iii) if Mr. Salamone’s employment is terminated by us other than for Cause or by Mr. Salamone for Good Reason, in each case within 3 months prior to, or 18 months following, a Change in Control, the options terminate 24 months following the service termination date. In any event, the options terminate no later than 10 years from the Grant Date.

      Other Agreements. We also have confidentiality, noncompetition and inventions agreements with most members of senior management, including the named executives. These agreements provide: (i) that the employee will not reveal any of our confidential information to any person, business entity or other organization without authorization from us; (ii) that the employee may not compete with the company during the term of his or her employment and for a period of up to 18 months following termination of employment for cause, the employee’s resignation or voluntary termination of employment by the employee; and (iii) that all ideas, designs, works and inventions made by the employee in the course of his or her employment with us are our exclusive property.
Comparative Stock Performance
      Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Comparative Stock Performance Graph, Compensation Committee Report on Executive Compensation and Report of the Audit Committee shall not be incorporated by reference into any such filings.
      The following chart sets forth a five-year comparison of the cumulative stockholder total return on our class A common stock. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a particular period by the share price at the beginning of the measurement period. Our cumulative stockholder return based on an investment of $100 at December 31, 2000, when our class A common stock was traded on the Nasdaq National Market at the closing price of $10.88, is compared to the cumulative total return of the Nasdaq Market Index and an index comprised of publicly traded companies which are principally in the wireless network services business (the “Peer Group”) during that same period. In 2005, our Peer Group consisted of the following companies: Dycom Industries Inc., Lexent Inc., Management Network Group Inc., Mastec Inc., Tetra Technologies Inc. and Wireless Facilities Inc.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among LCC International, Inc.,
the NASDAQ Stock Market (U.S.) Index and a Peer Group

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	12/00	12/01	12/02	12/03	12/04	12/05

LCC International, Inc.	100.00	67.14	17.93	49.31	53.61	29.98
Nasdaq Stock Market (U.S.)	100.00	79.57	56.48	84.08	91.61	93.72
Peer Group	100.00	40.19	27.97	65.95	60.12	53.94

Compensation Committee Report on Executive Compensation
      The compensation committee of the board of directors has prepared the following report on our policies with respect to the compensation of executive officers for the fiscal year ended December 31, 2005. The compensation committee is charged with making decisions with respect to the compensation of our executive officers and administering our various incentive and stock option compensation, stock and benefit plans. During 2005, the compensation committee was comprised of Julie A. Dobson, Mark D. Ein and Susan Ness; Mr. Ein was chairperson of the compensation committee. Each member of this committee is independent within the meaning of the NASD rules.
      Compensation arrangements during our 2005 fiscal year were determined in accordance with the Executive Compensation Policy set forth below and the implementation guidelines relating to the Executive Compensation Policy.

Executive Compensation Policy
      Policy Purpose. To facilitate the recruitment, retention and motivation of the chief executive officer, the senior vice presidents, the vice presidents and such other persons the determination of whose compensation the board of directors shall determine (each of the foregoing, an “executive”) will be covered by this policy (the “Executive Compensation Policy”) in ways consistent with the enhancement of shareholder value, service quality and employee satisfaction.
      Compensation Element. Executive compensation includes four principal elements: (i) base salary; (ii) employee benefits; (iii) annual incentive compensation; and (iv) equity participation (the “Principal Elements”).
      Criteria for Determination of Executive Compensation. In determining each of the Principal Elements of each executive’s compensation, as well as the overall compensation package thereof, the following criteria shall be considered by the persons responsible for recommending or approving such compensation (each, a “Reviewer”): (i) the compensation awarded to executives with comparable titles and responsibilities to those of such executive by companies in the wireless telecommunications industry (or, to the extent information is not available, in comparable industries) whose revenues and earnings are comparable to those of LCC (the “Comparable Companies”), as reported by reliable independent sources; (ii) the results of operations of LCC during the past year, on an absolute basis and compared with LCC’s targeted results for such year as well as with the results of the Comparable Companies, as reported by reliable independent sources; (iii) the performance of such executive during the past year, on an absolute basis and as compared with the performance targets set by LCC for such executive for such year and the performance of the other executives of LCC during such year; and (iv) any other factor which the Reviewers determine to be relevant. The weight to be given to each of the foregoing criteria shall be determined by the Reviewers in the exercise of reasonable judgment in accordance with the purposes of this Executive Compensation Policy and may vary from time to time or from executive to executive.

Implementation Guidelines
      The implementation guidelines with respect to the Executive Compensation Policy provide that, on an annual basis, the compensation committee will review the compensation paid to the chief executive officer of LCC and take into account each factor set forth in the Executive Compensation Policy set forth above. Following such review, the compensation committee will take such action regarding such compensation, consistent with the Executive Compensation Policy, as it deems appropriate. With regard to the compensation paid to each executive other than the chief executive officer, the chief executive officer is empowered to review, on an annual basis, the compensation paid to each executive during the past year and, taking into account each factor set forth in the Executive Compensation Policy, submit to the compensation committee his recommendations regarding the compensation to be paid to such persons during the next year and following a review of such recommendations, the compensation committee will take such action regarding such compensation, consistent with the Executive Compensation Policy, as it deems appropriate. Notwithstanding the foregoing, in accordance with NASD rules, the chief executive officer of LCC may not be present during voting or deliberations on the chief executive officer’s compensation and may not vote on the compensation of other executives (but may be present during voting or deliberations on the compensation of such executives).

Stock Options and Restricted Stock Units
      The compensation committee grants stock options and restricted stock to our executives in order to align the interests of those executives with the interests of the stockholders. Stock options are considered by the compensation committee to be an effective long-term incentive because the executives’ gains are linked to increases in the value of the common stock, which in turn results in stockholder gains. Pursuant to LCC’s employee stock option plan, during 2005 we granted stock options to purchase an aggregate of 593,000 shares of class A common stock to 5 employees, including options to purchase an aggregate of 575,000 shares of class A common stock to our five most highly compensated executive officers. Under the Dean J. Douglas Employment Inducement Plan, the company issued an additional option to Mr. Douglas to acquire 500,000 shares of Class A Stock. The per share option exercise prices of options granted during 2005 ranged from $2.49 to $5.26, which equaled the closing price of our class A common stock on the business day immediately preceding the date on which the options were granted.
      In 2005 we issued 700,000 restricted stock units to our most highly compensated employees. As of December 31, 2005, the weighted average value of a restricted stock unit was $3.00. The actual value of a restricted stock unit would be the closing price of the company’s stock on the date of vesting.

Employee Stock Purchase Plan
      The board of directors previously authorized an employee stock purchase plan. The plan, which commenced upon completion of our initial public offering, provided substantially all full-time employees an opportunity to purchase shares of class A common stock through payroll deductions not to exceed $25,000 annually. Each month participant account balances were used to purchase stock at the lesser of 85% of the fair market value on the trading day before the participation period started or the trading day preceding the day on which the participation period ended. No shares were available for purchase under the employee stock purchase plan on December 31, 2005 due to the plan having been terminated by director resolution.

Chief Executive Officer Compensation
      C. Thomas Faulders, III — Former Chief Executive Officer. The Executive Compensation Policy described above was applied in setting Mr. Faulders’ compensation for 2005. Mr. Faulders generally participated in the same executive compensation plans and arrangements available to the other senior executives. Mr. Faulders’ compensation for the year ended December 31, 2005 was $135,844. Since Mr. Faulders left the company on April 29, 2005, Mr. Faulders only received his salary for a portion of the year and did not receive a cash bonus or stock options.
      Dean J. Douglas — Chief Executive Officer. The Executive Compensation Policy described above was applied in setting Mr. Douglas’ compensation. Mr. Douglas generally participated in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consisted of an annual base salary, a potential annual cash bonus and, potentially, long-term equity-linked compensation in the form of stock options. The compensation committee’s general approach in establishing Mr. Douglas’ compensation was to be competitive with peer companies, but to have a large percentage of his target salary based upon objective performance criteria and goals established in our strategic plan. In setting Mr. Douglas’ salary, the compensation committee determined that it was in the best interest of the company and its stockholders to set the base salary at the low-end of comparable salaries of chief executive officer and precedents in our field and increase the compensation to Mr. Douglas in the form of equity (options, stock units, etc.). The goal of compensating Mr. Douglas in this manner is to tie Mr. Douglas’ compensation to the performance of the company through equity rights. Under this model, Mr. Douglas will be more likely to focus on long-term growth of the company by tying his success to the success of the company which in the end should result in an increase in price per share of our stock.

      Mr. Douglas’ base salary is $375,000. However, since he was not employed as the Chief Executive Officer until October 4, 2005, he only received $78,125 in base salary, representing the pro-rata portion of such base salary. Mr. Douglas also received a $75,000 cash bonus, $155,274 in reimbursement of relocation expenses and grants of 1,000,000 class A common stock options and 500,000 restricted stock units. Mr. Douglas’ salary, bonus and equity incentives were based on, among other factors, LCC’s performance and the 2004 and stub-2005 period compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies.

Compensation Deductibility Policy
      Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, our policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.

Respectfully submitted,

COMPENSATION COMMITTEE

Julie A. Dobson
Mark D. Ein
Susan Ness
Equity Compensation Plan Information
      The table below provides information, as of December 31, 2005, concerning securities authorized for issuance under our equity compensation plans.

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
	and rights	and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by securities holders
Amended and Restated Equity Incentive Plan(1)	3,313,609	$4.56	1,629,583
Directors Stock Option Plan (Class A Common Stock)(2)	152,400	8.33	91,600
Employee Stock Purchase Plan(3)	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Total	3,466,009	$4.73	2,090,687

(1)	We have outstanding 1,068,000 unvested restricted stock units of class A common stock granted in 2005 under the Amended and Restated Equity Incentive Plan not included in the above table.

(2)	Although the directors’ stock option plan authorizes the issuance of up to 250,000 shares of class B common stock, the final grant of such options occurred in May 2000 pursuant to the terms of the directors’ stock option plan. All granted options expired without having been exercised.

(3)	The Employee Stock Purchase Plan terminated effective December 31, 2005.

Equity Incentive Plan
      In 2004, we amended our employee stock option plan and renamed it the amended and restated equity incentive plan. Our amended and restated equity incentive plan provides for the grant of options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code to our employees or employees of any of our subsidiaries, as well as the grant of cash bonuses, unrestricted shares of class A common stock, stock appreciation rights, restricted stock, stock units, dividend equivalent rights and non-qualifying options to employees and any other individuals whose participation in our amended and restated equity incentive plan is determined to be in our best interest. Our amended and restated equity incentive plan authorizes the issuance of up to 8,825,000 shares of class A common stock pursuant to options granted under our amended and restated equity incentive plan. The option exercise price for incentive stock options granted under our amended and restated equity incentive plan may not be less than 100% of the fair market value of our class A common stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding class A common stock). The option exercise price for non-incentive stock options granted under our amended and restated equity incentive plan may not be less than the par value of our class A common stock on the date of grant of the option. The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding class A common stock). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of class A common stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any year and a 500,000 share limit as to the maximum number of shares of class A common stock that can be awarded to an individual per calendar year pursuant to an option. Unless otherwise provided in the option agreement, options vest in full immediately prior to a change in control. A total of 1,629,583 shares were available for grant under our amended and restated equity incentive plan on December 31, 2005.
      The restricted stock units under the amended and restated equity plan are granted pursuant to individual grant letters. Each grant letter provides, among other things, the vesting schedule of the restricted stock units, acceleration upon the occurrence of certain events such as death, disability, termination of the executive without cause or a change in control of the company, forfeiture of unvested restricted stock units upon the occurrence of certain events such termination of employment with the company for certain reasons. As the restricted stock units vest, the holder of the restricted stock units shall receive a stock certificate of the class A common stock of the company for the number of shares then vested. The holder of the restricted stock units is not obligated to pay any cash consideration to receive the shares upon the vesting of the restricted stock units.

Directors Stock Option Plan
      Our directors stock option plan provides for the grant of options that are not intended to qualify as “incentive stock options” under Section 422 of the Code to our directors who are not our officers or employees or officers or employees of any of our subsidiaries. The directors stock option plan authorizes the issuance of up to 250,000 shares of class A common stock pursuant to options granted under our directors stock option plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The option exercise price for options granted under our directors stock option plan will be 100% of the fair market value of the shares of class A common stock on the date of grant of the option. Our directors are entitled to receive options to purchase shares of class A common stock in an amount determined at the discretion of our board of directors. Our directors stock option plan also provides for annual grants of options to purchase up to 250,000 shares of class B common stock to directors who are eligible to hold such shares. However, pursuant to the terms of the directors stock option plan, the final annual grant of such options occurred in 2000. Options granted to directors eligible to hold class B common stock expire no later than the fifth anniversary of the date of grant, and options granted to directors who are not eligible to hold class B common stock expire no later than the tenth anniversary of the date of grant.
      Payment for shares purchased under our directors stock option plan may be made either in cash or by exchanging shares of class A common stock or class B common stock with a fair market value equal to the option exercise price and cash or certified check for any difference. Options may be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to us cash or cash equivalents equal to the option exercise price plus the amount of any taxes that we may be required to withhold in connection with the exercise of the option.
      Options granted under our directors stock option plan are not transferable (other than by will or the laws of descent and distribution) and may be exercised only by the optionee during his or her lifetime. If any optionee’s service as a director with the company terminates by reason of death or permanent and total disability, the optionee’s options, whether or not then exercisable, may be exercised within 180 days after such death or disability (but not later than the date the option would otherwise expire). If the optionee’s service as a director terminates for any reason other than death or disability, options held by such optionee will terminate 60 days after such termination (but not later than the date the option would otherwise expire).
      Our board of directors may amend our directors stock option plan with respect to shares of class A common stock as to which options have not been granted but no more than once in a six-month period other than to comport with changes in applicable United States federal laws. However, our stockholders must approve any amendment that would: (i) change the requirements as to eligibility to receive options; (ii) materially increase the benefits accruing to participants under our directors stock option plan; or (iii) materially increase the number of shares of class A common stock that may be sold pursuant to options granted under our directors stock option plan (except for adjustments upon changes in capitalization). In addition, amendments will be submitted for stockholder approval to the extent required by the stock market on which our class A common stock is listed or other applicable laws.

Employee Stock Purchase Plan
      Our board of directors previously authorized an employee stock purchase plan. The plan, which commenced upon completion of our initial public offering, provided substantially all full-time employees an opportunity to purchase shares of class A common stock through payroll deductions not to exceed $25,000 annually. Each month participant account balances were used to purchase stock at the lesser of 85% of the fair market value on the trading day before the participation period started or the trading day preceding the day on which the participation period ended. No shares were available for purchase under our employee stock purchase plan as of the record date because the plan was terminated on December 31, 2005 pursuant to a resolution of the board of directors adopted in April 2005.
Compensation Committee Interlocks and Insider Participation
      No member of our compensation committee was at any time during the past fiscal year an officer or employee of either us or any of our subsidiaries. During the past year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.
Certain Relationships and Related Transactions
      The following is a summary of certain relationships and related transactions among us and our associated entities, and among our directors, executive officers and stockholders and our associated entities.

Provision of Services and Products to Telcom Ventures and Parties Related Thereto
      RF Investors, a subsidiary of Telcom Ventures, indirectly owns the shares of class B common stock outstanding, which have ten-to-one voting rights over the shares of class A common stock and therefore represent approximately 68.5% voting control. Telcom Ventures and its equity holders (which include our directors Dr. Rajendra and Neera Singh) are able, without approval of any other stockholder, to control our operations and maintenance and the outcome of all matters that our stockholders vote upon, including the election of directors, amendments to our certificate of incorporation, and mergers or other business combinations.
      Prior to our initial public offering, both our employees and the employees of Telcom Ventures were eligible to participate in our life, medical, dental and 401(k) plans. In connection with the initial public offering in 1996, we agreed pursuant to an Overhead and Administrative Services Agreement to allow the employees of Telcom Ventures to continue to participate in our employee benefit plans in exchange for full reimbursement of the cash costs and expenses. We billed Telcom Ventures $71,000, $77,000 and $74,000 during 2003, 2004 and 2005, respectively, for payments made by us pursuant to this agreement. We received reimbursements from Telcom Ventures of $65,000, $82,000 and $67,000 during 2003, 2004 and 2005, respectively. At December 31, 2004 and 2005, outstanding amounts associated with payments made by us under this agreement were $1,000 and $8,000, respectively, and are included as due from related parties and affiliates within the consolidated balance sheets in our financial statements.
      During 2005, we provided services to three customers in which Telcom Ventures has a minority investment. Revenues earned from these customers in the year were $949,000. Billed and unbilled receivables of $175,000 were outstanding at December 31, 2005, and are included in trade accounts receivable and unbilled receivables in our financial statements for the year ended December 31, 2005. During 2005, we provided services to Telcom Ventures directly, generating revenues of $14,000 which have been collected.

Certain Relationships with RF Investors, Telcom Ventures and Cherrywood
      Concurrently with our initial public offering in 1996, we entered into an Intercompany Agreement with Telcom Ventures, RF Investors, Cherrywood, Dr. Rajendra Singh, Neera Singh, certain Singh family trusts (the five immediately foregoing persons and entities being collectively referred to as the “Singh Family Group”), certain entities formed by The Carlyle Group, a Washington, D.C.-based investment group, and TC Group, L.L.C. (an affiliate of the foregoing Carlyle entities). We refer to all of the foregoing persons and entities, together with their respective successors or members of their immediate family, as the “Telcom Ventures Group.” Under the Intercompany Agreement, the Singh Family Group have agreed that, until the earlier of (i) the date on which any member of the Telcom Ventures Group no longer possesses voting control of us or (ii) the occurrence of certain termination events specified in the 1993 Formation Agreement among the members of the Telcom Ventures Group (which we refer to in this proxy statement as the “Formation Agreement”), none of them will, directly or indirectly, participate or engage, other than through us, in any of our traditional business activities, defined as (a) the provision of cellular radio frequency engineering and network design services to the wireless telecommunications industry, (b) the provision of program management services or deployment or construction related consulting services to the wireless telecommunications industry and (c) the manufacture, sale, license, distribution or servicing of any radio network planning software tools or drive test field measurement and analysis equipment which are used by us in connection with our services described in the foregoing clauses (a) or (b). The foregoing prohibition does not apply to services provided to third parties in which any member of the Telcom Ventures Group holds or is considering the acquisition of an investment where the provision of services is incidental to such member’s investment or to the ownership by any member of the Telcom Ventures Group of up to 5% of the outstanding securities of any entity as long as no member of the Telcom Ventures Group participates in the management of such entity.
      In consideration of the foregoing agreements of the Telcom Ventures Group, we have agreed that, if any opportunity to invest in or acquire a third party the value of which could reasonably be deemed to exceed $1 million (which we refer to in this proxy statement as an “Investment Opportunity”), is presented to us and we wish to refer such Investment Opportunity to a third party, we must give written notice to Telcom Ventures of such Investment Opportunity. Telcom Ventures has five business days following its receipt of the notice to inform us of its desire to pursue the Investment Opportunity. If Telcom Ventures does not wish to pursue the Investment Opportunity, or fails to provide timely notice to us of its interest, we may refer the Investment Opportunity to any third party.

      In addition, in connection with our initial public offering, we agreed to indemnify Telcom Ventures, RF Investors and Cherrywood against any liability for obligations and liabilities associated with the operations of our predecessor, LCC, L.L.C.

Registration Rights Agreement
      We entered into a registration rights agreement with RF Investors in 1996 prior to our initial public offering. The registration rights agreement grants RF Investors specified rights with respect to the registration of their shares of our class A common stock under the Securities Act of 1933.

Certain Relationships between Mark Ein, Dr. Rajendra Singh and Neera Singh
      Vernon Investors II, LLC, a company owned by Dr. Rajendra Singh, Neera Singh and certain Singh family trusts, invested $1,666,666 in Venturehouse Group, LLC in 1998. Dr. Singh also joined the board of directors of Venturehouse Group at the time of such investment. Mark Ein is the founder of Venturehouse Group and has been its chief executive officer since 1999. In June 2001, Venturehouse Group redeemed Vernon Investors’ entire investment in Venturehouse Group in exchange for a promissory note in the principal amount of $317,000. The promissory note is due in full on June 13, 2011, and interest on the note is due and payable annually on June 12th. Dr. Singh no longer serves on the board of directors of Venturehouse Group.

Certain Transactions with C. Thomas Faulders, III
      On March 29, 2005, C. Thomas Faulders, III submitted a notice of resignation to the board indicating that he would be resigning his positions with the company as of April 29, 2005. On April 25, 2005, the company and Mr. Faulders entered into a Consulting Agreement. Under the terms of the Consulting Agreement, the company paid in full, the monthly premium for the continuance of medical and dental care elections for Mr. Faulders via COBRA through December 31, 2005. The Consulting Agreement with Mr. Faulders has been terminated and the company has no further relationship with Mr. Faulders.

Certain Transactions with Carlo Baravalle
      On December 23, 2004, LCC UK entered into a Consulting Agreement with SEMAB Management Srl, or SEMAB, a private limited company controlled by Carlo Baravalle. Under the terms of the Consulting Agreement, SEMAB agreed that a consultant, mutually agreeable to SEMAB and LCC UK, would provide services as a senior vice president of the Europe, Middle-East, Africa and Asia-Pacific regions to LCC UK on a full-time independent contractor basis. Concurrently therewith, SEMAB and LCC UK entered into an Appointment Letter Agreement which provided that Mr. Baravalle was appointed by SEMAB and accepted by LCC UK as the consultant. LCC UK has agreed to pay SEMAB an annual service fee of €420,000 (less any fees paid to the consultant for service on any board of directors of LCC UK, us or any of our subsidiaries) in addition to a commencement fee of € 114,726. In addition, LCC UK may, in its discretion, pay SEMAB an annual performance incentive bonus based on LCC UK’s assessment of SEMAB’s contractual performance during the prior year against various objectives that may include the achievement of revenue, profit and other objectives for LCC UK, us or any of our affiliates in the Europe, Middle-East, Africa and Asia-Pacific regions. SEMAB’s incentive bonus is comparable to those additional incentives or bonus programs generally provided to officers, at the senior vice president level, of LCC UK in the relevant year by our board of directors.
      The Consulting Agreement has an initial term of five years, and may be renewed by either party upon 12 months written notice prior to the agreement’s expiration. Notwithstanding the foregoing, the Consulting Agreement may be terminated by LCC UK or SEMAB at any time, for any reason, upon 12 months written notice. LCC UK may terminate the agreement without providing a full 12 months notice if it makes specified termination payments to SEMAB compensating it for the remainder of the service period in question. LCC UK may also terminate the agreement without notice and without payment of compensation in the event of specified negative conduct by SEMAB or the selected consultant related to their performance under the agreement. The agreement also contains other termination provisions relating to our change of control, uncured payment defaults by LCC UK, reductions in SEMAB’s status or a reduction in fees without SEMAB’s consent.
      Under the terms of our Amended and Restated Equity Incentive Plan, options granted to Mr. Baravalle will remain in effect in accordance with their original terms for so long as Mr. Baravalle continues to provide services to us as a consultant. Prospectively, Mr. Baravalle will be entitled, subject to the provisions of our Amended and Restated Equity Incentive Plan, to receive stock options under the plan as may be determined advisable by, and approved by, the compensation committee of our board of directors. LCC UK has also agreed to reimburse SEMAB for certain out-of-pocket business expenses in connection with the performance of the Mr. Baravalle’s services.

Certain Transactions with Charles R. Waldron
      Through an Interim Executive Services Agreement, dated April 19, 2005, as extended October 4, 2005, between the company and Tatum CFO Partners LLP (Tatum Partners), Mr. Waldron, a partner with Tatum Partners, was initially hired to serve as interim chief financial officer of the company and as chief financial officer of the company in conjunction with the contract extension. On April 1, 2006, Mr. Waldron submitted his resignation of his positions with the company, effective as of June 16, 2006. Until the effective date of Mr. Waldron’s resignation as a full-time employee of the company, Mr. Waldron will receive a salary of $22,916.67 a month. Mr. Waldron is also eligible to receive reimbursement of up to $324.00 per month for medical/dental premiums and participation in the company’s 401(k) plan. In addition, the company paid directly to Tatum Partners a fee of $5,500 a month as compensation for the engagement of Mr. Waldron from April 19, 2005 to October 4, 2005 and under the extension of the agreement the company will pay to Tatum Partners 20% of Mr. Waldron’s salary for the term prior to the effective date of Mr. Waldron’s resignation. The company must also pay Tatum Partners 15% of any cash bonus paid to Mr. Waldron.
      If the agreement had been terminated by the company due to no fault of Tatum Partners or Mr. Waldron, Mr. Waldron would have been entitled to severance commensurate with other severance agreements in effect with executives at the same level with similar tenure. The company would have also been responsible for paying Tatum Partners an amount of the severance paid to Mr. Waldron equal to the percentage of salary being paid to Tatum Partners.

Certain Transactions with Michael S. McNelly
      On March 31, 2005, the company entered into an Employee Agreement and General Release with Michael S. McNelly in connection with his resignation from employment as the company’s senior vice president of the Americas. Concurrently therewith, the company and Mr. McNelly entered into a Consulting Agreement. The Consulting Agreement with Mr. McNelly terminated on March 31, 2006 per the terms of the Consulting Agreement.

Policy on Related Party Transactions
      Our audit committee charter requires that our audit committee review and approve transactions in which officers, directors or other related parties have an interest or which involve parties whose relationship with our company may enable them to negotiate terms more favorable than those available to other, more independent parties. The audit committee charter containing this conflict of interest policy was adopted by our board of directors in March 2003 in response to corporate governance rules proposed and subsequently adopted by the NASD and the SEC. To the extent the transactions discussed above were entered into following the adoption of the policy, and review is provided for under the policy, the audit committee has reviewed and approved the transactions.

BENEFICIAL OWNERSHIP OF COMMON STOCK
      The table below sets forth certain information regarding beneficial ownership of our common stock as of the record date by (i) each director (and director nominee), (ii) each named executive, (iii) all persons known to us to be beneficial owners of more than 5% of our outstanding class A or class B common stock, and (iv) all directors and executive officers as a group. This information is based upon the most recent filing made by such persons with the SEC or information provided to us by such persons. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of our class A and class B common stock deemed outstanding includes shares the respective person or group has the right to acquire beneficial ownership of within 60 days after the record date, including but not limited to any right to acquire such shares through the exercise of an option. For purposes of calculating each person’s or group’s percentage ownership, any shares not outstanding which are subject to such option shall be deemed to be outstanding for the purpose of computing the percentage of outstanding class A and class B common stock owned by such person or group, but shall not be deemed to be outstanding for the purpose of computing the percentage of class A and class B common stock owned by any other person or group. The number of shares of our class A common stock set forth in the table as beneficially owned by each stockholder does not include shares of class A common stock that such stockholder has the right to acquire through the conversion of shares of class B common stock.

			Percentage of
			Shares Beneficially
	Shares Beneficially Owned		Owned		Percentage of
					Total Voting
Beneficial Owner(1)	Class A	Class B	Class A	Class B	Power(2)

State of Wisconsin Investment Board(3)	1,310,700	—	6.4%	—	2.0%
Dimensional Fund Advisors, Inc.(4)	1,212,659	—	5.9%	—	1.9%
SACC Partners, LP(5)	1,433,639	—	7.1%	—	2.2%
Riley Investment Management LLC(5)	1,433,639	—	7.1%	—	2.2%
B. Riley & Co., Inc.(5)	1,433,639	—	7.1%	—	2.2%
Bryant R. Riley(5)	1,433,639	—	7.1%	—	2.2%
Sedna Capital Management(6)	2,174,600	—	8.7%	—	3.4%
Paul Yook(6)	2,186,680	—	8.8%	—	3.4%
Rengan Rajaratnam(6)	2,294,815	—	9.2%	—	3.4%
Millenco, L.P.(7)	1,636,381	—	8.0%	—	3.7%
Millenium Management, L.L.C.(7)	1,636,381	—	8.0%	—	3.7%
Israel A. Englander(7)	1,636,381	—	8.0%	—	3.7%
Carlo Baravalle(8)(9)	147,500	—	*	—	*
Peter A. Deliso(10)	131,166	—	*	—	*
Julie A. Dobson(11)	11,333	—	*	—	*
Dean J. Douglas(12)	333,333	—	*	—	*
Mark D. Ein(13)	110,999	—	*	—	*
James Greenwell(14)	53,916	—	*	—	*
Richard J. Lombardi	—	—	—	—	—
Susan Ness(15)	32,399	—	*	—	*
Dr. Rajendra Singh(16)	99,998	4,427,577	*	100%	68.5%
Neera Singh(16)	99,998	4,427,577	*	100%	68.5%
Charles Waldron(17)	—	—	—	—	—
C. Thomas Faulders, III(18)(19)	270,000	—	1.3%	—	*
Michael S. McNelly(20)(21)	142,665	—	*	—	*
All Executive Officers and Directors as a Group (14 persons)(22)(23)	1,435,876	4,427,577	6.7%	100%	69.7%

*	Less than 1% of the outstanding shares of class A and class B common stock.

(1)	Unless otherwise noted and subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned by such person, except to the extent authority is shared by spouses under applicable law. In addition, unless otherwise noted, the address of each of the beneficial owners identified is c/o LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102.

(2)	This column sets forth the percentage of the total combined voting power of our class A common stock and class B common stock beneficially owned by the indicated parties. The percentage is based on 20,474,363 shares of Class A common stock and 4,427,577 Class B common stock outstanding on March 30, 2006.

(3)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting person, on February 10, 2006. The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin, 53707.

(4)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting person, on February 1, 2006. All securities reported by Dimensional Fund Advisors are owned by advisory clients of Dimensional Fund Advisors. To the knowledge of Dimensional Fund Advisors, none of such advisory clients owns more than 5% of the class. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Ave., Santa Monica, California 90401.

(5)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting persons, on November 3, 2005. The reporting persons in the schedule are SAAC Partners LP, Riley Investment Management LLC, B. Riley & Co., Inc. and Bryant Riley. The 13G indicates that all of the foregoing reporting persons have sole voting and dispositive power over the reported shares. The address of each of the foregoing reporting persons is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

(6)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting persons on February 9, 2006. Includes: (a) 12,000 shares of Class A common stock of which Mr. Yook has sole voting and dispositive power, (b) 120,250 shares of Class A common stock of which Mr. Rajaratnam has sole voting and dispositive power, and (c) 2,174,600 shares of Class A common stock of which Mr. Yook, Mr. Rajaratnam and Sedna Capital Management have shared voting and dispositive power. The address of each of the foregoing reporting persons is 2800 Park Avenue, 39th Floor, New York, New York 10166.

(7)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting persons, on February 3, 2006. Includes 1,636,381 shares of Class A common stock of which Millenco, LP, Millennium Management, L.L.C. and Israel A. Englander have shared voting and dispositive power. The address of each of the foregoing reporting persons is 666 Fifth Ave., New York, New York 10103.

(8)	Includes 105,000 shares of class A common stock which may be acquired within 60 days of the record date pursuant to stock options granted under our employee stock option plan.

(9)	On December 23, 2004, following his relocation to Italy, Mr. Baravalle resigned as an employee of LCC UK and assumed the role of a consultant to the company.

(10)	Includes 72,417 shares of class A common stock which may be acquired within 60 days of the record date pursuant to stock options granted under our employee stock option plan.

(11)	Includes 3,333 shares of class A common stock which may be acquired within 60 days of the record date pursuant to stock options granted under our directors stock option plan and employee stock option plan.

(12)	Mr. Douglas became President and Chief Executive Officer of the company effective October 4, 2005 and in connection with his employment received options to acquire 1,000,000 shares of class A common stock of the Company. Each one-third of the share subject to the options vest at such time the closing price of the class A common stock reaches certain specified levels, however, no more than one-third of the shares subject to the options may vest in one year. Since the vesting date cannot be determined but one-third of the shares subject to the options could arguably vest in the next 60 days, one-third of the total options granted to Mr. Douglas, or 333,333 shares of class A common stock, are included in the beneficial ownership of Mr. Douglas.

(13)	Includes 109,999 shares of class A common stock which may be acquired within 60 days of the record date pursuant to options granted under our directors stock option plan and our employee stock option plan.

(14)	Includes 8,500 shares of class A common stock which may be acquired within 60 days of the record date pursuant to stock options granted under our director’s stock option plan and employee stock option plan. In 2005, Mr. Greenwell was granted an option to acquire 75,000 shares of class A common stock, of which each one-third of the such shares subject to the option vest at such time the closing price of the class A common stock reaches certain specified levels, however, no more than one-third of the shares subject to the option may vest in one year. Since the vesting date cannot be determined with certainty but one-third of the shares subject to the option could arguably vest in the next 60 days, one-third of the total shares granted under the option granted to Mr. Greenwell, or 25,000 shares of class A common stock, are included in the beneficial ownership of Mr. Greenwell.

(15)	Includes 29,399 shares of class A common stock which may be acquired within 60 days of the record date pursuant to stock options granted under our employee stock option plan.

(16)	Includes: (i) 59,998 shares of class A common stock which may be acquired within 60 days of the record date pursuant to options granted to Dr. Singh and Mrs. Singh under our employee stock option plan; (ii) 40,000 shares of class A common stock held by Dr. Singh and Mrs. Singh; and (iii) 4,427,577 shares of class B common stock held by RF Investors. Dr. Singh and Mrs. Singh and certain Singh Child Family Trusts own all of the outstanding capital stock of Cherrywood. Cherrywood, in turn, owns 100% of the equity interests of Telcom Ventures with respect to Telcom Ventures’ investment in RF Investors. Telcom Ventures owns 99.248% of the equity interests of RF Investors. The remaining 0.752% of the equity interests of RF Investors are owned by Cherrywood. Dr. Singh and Mrs. Singh together have the power to vote or dispose of the shares of class B common stock held by RF Investors. The shares of class A common stock and class B common stock beneficially owned by both Dr. Singh and Mrs. Singh have been aggregated in calculating the number of shares beneficially owned by each. Each share of class B common stock may be converted into one share of class A common stock at any time upon the holder’s election. The address of Dr. Singh and Neera Singh is c/o Telcom Ventures, L.L.C., 7925 Jones Branch Drive, McLean, Virginia 22102.

(17)	On April 1, 2006, Mr. Waldron submitted his resignation, effective June 16, 2006, of all his positions with the company.

(18)	Mr. Faulders exercised options granted under our directors stock option plan or employee stock option plan to acquire these shares on January 31, 2006.

(19)	On March 29, 2005, Mr. Faulders resigned from the company effective April 29, 2005.

(20)	Includes 106,471 shares of class A common stock which may be acquired within 60 days of the record date pursuant to options granted under our employee stock option plan.

(21)	On March 31, 2005, Mr. McNelly resigned from the company.

(22)	Includes 2,569 shares of class A common stock held by John Buckholz, vice president of information technology.

(23)	Mr. Salamone is not included in this chart because he did not execute his employment agreement until April 21, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers, directors and persons who own more than 10% of our class A common stock file with the SEC reports about their ownership of our class A common stock. The reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. Except as noted below, based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to the year 2005 or upon written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were satisfied. Ms. Dobson inadvertently missed a deadline for filing of Forms 4 with respect to one transaction in 2005.
Report of the Audit Committee of the Board of Directors
      For the year ended December 31, 2005, the audit committee was comprised of Julie A. Dobson, Richard J. Lombardi and Susan Ness. Mr. Lombardi is chairperson of the committee. The audit committee’s responsibilities, as set forth in the committee’s written charter, include examining and considering matters relating to the financial affairs of LCC, such as reviewing LCC’s annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of LCC’s internal financial and accounting controls.
      The audit committee has implemented a number of corporate governance measures in response to rules adopted by the SEC and NASD. The audit committee’s charter requires the audit committee to approve transactions in which officers, directors or other related parties have an interest or which involve parties whose relationship with LCC may enable them to negotiate terms more favorable than those available to other, more independent parties. In addition, the board of directors has determined that each of the current members of the audit committee meets the independence and experience requirements adopted by the SEC and NASD and Julie A. Dobson is an “audit committee financial expert” within the meaning of the SEC rules.
      The audit committee has reviewed and discussed LCC’s audited financial statements for the year ended December 31, 2005 with management and with LCC’s Registered Public Accounting Firm, KPMG LLP. The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The audit committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP their independence.
      Based on the audit committee’s review of LCC’s audited financial statements and the review and discussions described in the foregoing paragraph, the audit committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2005 be included in LCC’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Julie A. Dobson
Susan Ness
Richard J. Lombardi

Principal Accounting Fees and Services
      The following table sets forth the fees paid by us for professional services rendered by KPMG LLP for the fiscal years ended December 31, 2005 and December 31, 2004.

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees

Audit Fees	$1,465,570	$1,433,170
Audit-Related Fees	26,910	21,850
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,492,480	$1,455,020
      Audit Fees. The aggregate fees for professional services rendered by KPMG LLP for the audit of LCC’s annual financial statements, the reviews of the financial statements included in LCC’s Forms 10-Q, registration statements filed with the SEC and statutory audits for LCC’s foreign subsidiaries for fiscal years 2005 and 2004 were approximately $1,465,570 and $1,433,170 respectively.
      Audit-related fees. The aggregate fees for assurance and related services rendered by KPMG LLP that were reasonably related to their audit of LCC’s consolidated financial statements and reviews of the condensed consolidated financial statements included in LCC’s Form 10-Q for fiscal years 2005 and 2004 were approximately $26,910 and $21,850 respectively. These services related to the audit of our defined benefit plan.
      Tax fees. The company did not retain KPMG LLP for tax compliance, tax advice or tax planning services for fiscal years 2005 and 2004. Therefore, no fees were paid to KPMG LLP for these services.
      All other fees. No other services were rendered by KPMG LLP for fiscal years 2005 and 2004.
Pre-Approval of Services Provided by Independent Auditors
      The audit committee has adopted a policy for the pre-approval of services provided by our independent auditors. Pursuant to this pre-approval policy, each engagement for services to be provided by our Registered Public Accounting Firm must be approved by the audit committee before commencement of such engagement. The policy sets forth the procedures and conditions pursuant to which audit, review and attest services and non-audit services to be provided to us by our Registered Public Accounting Firm may be pre-approved. In accordance with the terms of the policy, the audit committee has delegated pre-approval authority for certain non-audit services to the chairperson of the audit committee, which currently is Mr. Lombardi. Mr. Lombardi may pre-approve permitted non-audit services, without consultation with the full audit committee, where the anticipated fees payable by us for such services are $50,000 or less and provided he reports such approved services to the audit committee at its next scheduled meeting. 100% of audit and non-audit services provided by KPMG LLP to us for the fiscal years ended December 31, 2005 and December 31, 2004 were pre-approved by the audit committee.
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
(Proposal 2)
      KPMG LLP has been our Registered Public Accounting Firm since 1994. The selection of KPMG LLP has been ratified by the stockholders in all annual meetings since such engagement. The audit committee has selected KPMG LLP for the current year, and has proposed that our stockholders ratify this selection during the 2006 annual meeting. It is expected that representatives of KPMG LLP will be present at the 2006 annual meeting to make a statement if they so desire or to respond to appropriate questions.
      Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote for the election as our Registered Public Accounting Firm, KPMG LLP.

      The board of directors recommends a vote FOR the ratification of the selection of independent public accountants.
DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS
TO BE INCLUDED IN PROXY MATERIALS FOR 2007 ANNUAL MEETING
      Any proposal or proposals intended to be presented by any stockholder at the 2007 annual meeting of stockholders must be received by us no later than December 29, 2006 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2007 annual meeting of stockholders any stockholder proposal which may be omitted from our proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. A stockholder who wishes to present a proposal at our 2007 annual meeting, without inclusion in our proxy statement for that meeting, must submit the proposal to us at our principal executive offices prior to the close of business no later than the date designated for receipt of stockholders’ proposals in a prior public disclosure made by us. If there has been no such prior public disclosure, then a stockholder’s notice must be delivered, or mailed and received, not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days’ notice of the date of the annual meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If we do not receive notice of such proposal within the time frame specified above, the proposal will be considered untimely and management will be entitled to vote proxies in its discretion with respect to such proposal.
OTHER BUSINESS TO BE TRANSACTED
      As of the date of this proxy statement, the board of directors knows of no other business which may come before the annual meeting. If any other business is properly brought before the annual meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors

PETER A. DELISO
Secretary
McLean, Virginia
April 28, 2006
A copy of our Annual Report on Form 10-K accompanies this proxy statement.

ANNUAL MEETING OF SHAREHOLDERS OF

LCC INTERNATIONAL, INC.

May 24, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

êPlease detach along perforated line and mail in the envelope provided.ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK
AS SHOWN HERE ☒

Proposal One.	Election of the Board of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡ ¡	Julie A. Dobson Dean Douglas Mark D. Ein
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Richard Lombardi Susan Ness Dr. Rajendra Singh
☐	FOR ALL EXCEPT (See instructions below)	¡	Neera Singh

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
Proposal Two: Proposal to ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2006.	☐	☐	☐

In the discretion of the proxy holders, on any other matters that may properly come before the Annual Meeting, or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN A FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

I PLAN TO ATTEND THE MAY 24, 2006 ANNUAL STOCKHOLDERS MEETING	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY
LCC INTERNATIONAL, INC.
ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned stockholder hereby appoints Dean J. Douglas and Peter A. Deliso, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Annual Meeting of Stockholders of LCC International, Inc. to be held on Wednesday, May 24, 2006 at 10:00 a.m. (Eastern Time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102, and at any adjournments thereof, in respect of all shares of the Common Stock, par value $.01 per share, of the Company which the undersigned may be entitled to vote, on the matters designed below.
The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated April 28, 2006 and the Company’s Annual Report on Form 10-K, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

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